Exhibit 99.1

NEWS RELEASE
Contacts: Main Street Capital Corporation Dwayne L. Hyzak, CFO and Senior Managing Director dhyzak@mainstcapital.com 713-350-6000 Dennard Rupp Gray & Lascar, LLC Ken Dennard | ksdennard@drg-l.com
Ben Burnham | bburnham@drg-l.com
713-529-6600

MAIN STREET CAPITAL ANNOUNCES EXPANSION

OF ITS CREDIT FACILITY TO $210 MILLION

HOUSTON, November 22, 2011 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today the expansion of total commitments under its three-year credit facility (the “Credit Facility”) from $155 million to $210 million.  The $55 million increase in total commitments included commitment increases by lenders currently participating in the Credit Facility, as well as the addition of one new lender relationship which further diversifies the Main Street lending group to a total of seven participants. The amended Credit Facility contains an accordion feature that allows for a further increase in total commitments under the facility up to $300 million on the same terms and conditions as the existing lender commitments. The amended Credit Facility also contains two one-year extension options bringing the total potential funding period to five years. Borrowings under the Credit Facility continue to bear an annual interest rate equal to the applicable published LIBOR rate plus 2.50%, with no contractual interest rate floor.

The recent increase in total commitments under the Credit Facility provides Main Street with access to additional financing capacity in support of its future investment and operational activities.  As of today, Main Street had $58 million of outstanding debt under the Credit Facility.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies. Main Street’s lower middle market investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 million to $100 million.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio. Main Street also maintains a portfolio of privately placed, interest-bearing debt investments in middle market businesses that are generally larger in size than its lower middle market portfolio companies.